EXHIBIT 99.1

Rush Enterprises, Inc. Reports Third Quarter Results

  Revenues up 38% compared to Q3 2009
  Diluted EPS $0.37, up 370% over prior year; Diluted EPS from continuing operations $0.21, up 168% compared to Q3 2009
  Company records second highest quarterly absorption rate of 109.1%
  Increases seen in Class 8 retail truck sales, sustainability remains questionable

SAN ANTONIO, Texas, Oct. 20, 2010 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced results for the third quarter ended September 30, 2010.

In the third quarter ended September 30, 2010, the Company's gross revenues from continuing operations totaled $405.8 million, a 38.1% increase from gross revenues from continuing operations of $293.9 million reported for the third quarter ended September 30, 2009. Income from continuing operations for the quarter was $8.0 million, or $0.21 per diluted share, compared with income from continuing operations of $3.0 million, or $0.08 per diluted share, in the quarter ended September 30, 2009. The Company reported net income for the quarter of $14.2 million, or $0.37 per diluted share, compared with a net income of $3.0 million, or $0.08 per diluted share, in the quarter ended September 30, 2009.

On September 9, 2010, the Company sold the assets of its John Deere construction equipment business, including its Rush Equipment Centers in Houston and Beaumont, Texas, to Doggett Heavy Machinery Services, LLC. The construction equipment business recorded income from discontinued operations, net of tax, of $6.1 million ($0.16 per diluted share) during the third quarter of 2010, compared to $20,000 during the third quarter of 2009. A majority of the income from discontinued operations during the quarter is attributable to the gain on the sale of Rush Equipment Centers' assets.

The Company's truck segment recorded revenues of $401.7 million in the third quarter of 2010, compared to $289.8 million in the third quarter of 2009. The Company delivered 1,283 new heavy-duty trucks, 678 new medium-duty trucks and 899 used trucks during the third quarter of 2010, compared to 1,030 new heavy-duty trucks, 637 new medium-duty trucks and 760 used trucks in the third quarter of 2009.  Parts, service and body shop sales revenue was $133.3 million in the third quarter of 2010, compared to $96.0 million in the third quarter of 2009.

 "Despite the fact that general economic uncertainty continues to negatively impact demand for new trucks, we were able to increase new Class 8 truck deliveries by 25% as compared to the same quarter last year and 58% over the second quarter of 2010, reaching the highest levels of new Class 8 truck deliveries we've seen since the fourth quarter of 2008," said W. M. "Rusty" Rush, President and Chief Executive Officer for Rush Enterprises, Inc.

"Major oilfield and general freight fleet customers have gained enough confidence in their business outlook to begin to invest in new Class 8 trucks this quarter.   New truck sales are clearly poised for a return to historically normal levels as customers have accepted the new emissions-compliant engine technology and pricing, and the age of the current fleet continues to drive the need for truck replacement," explained Rusty Rush.

"However, the sustainability of this increase in new truck retail sales activity is still in question. Until improvements are evident in major sectors that drive freight movement, like residential construction and capital goods manufacturing, new truck sales may remain volatile. However, used Class 8 truck sales and values are expected to remain strong for the foreseeable future," Rusty Rush said.

"Manufacturer production delays limited the availability of medium-duty trucks, which negatively impacted Rush's medium-duty truck sales this quarter. In addition, we continue to work to replace lost GM franchise revenues with other truck brands. To this end, we recently acquired a Ford and Isuzu dealership in Dallas. We have now acquired seven new medium-duty franchises since GM announced that it was discontinuing its medium-duty product line," continued Rusty Rush.

"Parts, service and body shop revenues continued to be strong throughout the third quarter, up 38% over Q3 2009 and approaching peak levels achieved prior to the downturn in 2008. This resulted in a third quarter absorption rate of 109.1%, the second highest quarterly absorption rate in the Company's history.   As freight continues to increase and truck utilization remains high, we expect parts, service and body shop sales to continue to remain strong, impacted only by typical seasonality and fewer working days in November and December," added Rusty Rush.

"We are very encouraged by the performance of our recently acquired International and Ford franchises. We are excited about our expanding relationships with International and Ford and believe that there are opportunities for continued growth with these manufacturers. We continue to evaluate opportunities to extend our contiguous network of dealership locations into other parts of the country and expand the breadth of product we offer so that we can offer our solutions to new customers," said Rusty Rush.

"We are very proud of the company's strong financial performance this quarter. It appears that we may finally be approaching a turning point in the truck sales market. It is encouraging to see an uptick in truck sales activity to complement the increase in parts, service and body shop sales we've seen throughout 2010," concluded W. Marvin Rush, Chairman of Rush Enterprises, Inc.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 21, 2010, at 11 a.m. Eastern/10 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until February 15, 2011. Listen to the audio replay until October 28, 2010, by dialing 800-642-1687 (US) or 706-645-9291 (International) and entering the conference ID 15535467.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird, IC, Diamond and Elkhart. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the southern and western United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales forecasts, the Company's acquisition prospects, and the impact of general economic conditions are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 150,902	$ 149,095
Accounts receivable, net	67,889	38,869
Inventories, net	335,995	252,219
Prepaid expenses and other	3,754	3,650
Assets held for sale	–	22,719
Deferred income taxes, net	9,670	11,414
Total current assets	568,210	477,966
Investments	7,575	7,575
Property and equipment, net	414,754	353,841
Goodwill, net	147,213	136,761
Other assets, net	6,972	1,154
Total assets	$ 1,144,724	$ 977,297

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 252,383	$ 189,256
Current maturities of long-term debt	52,359	55,545
Current maturities of capital lease obligations	6,843	5,730
Trade accounts payable	37,533	22,427
Accrued expenses	64,511	40,843
Total current liabilities	413,629	313,801
Long-term debt, net of current maturities	193,159	153,957
Capital lease obligations, net of current maturities	30,170	28,714
Other long-term liabilities	1,114	–
Deferred income taxes, net	53,910	54,600
Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2010 and 2009	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 26,663,588 class A shares and 10,693,641 class B shares outstanding in 2010; and 26,437,848 class A shares and 10,689,375 class B shares outstanding in 2009	390	388
Additional paid-in capital	193,227	188,116
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	277,753	255,669
Accumulated other comprehensive loss, net of tax	(680)	–
Total shareholders' equity	452,742	426,225
Total liabilities and shareholders' equity	$ 1,144,724	$ 977,297

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
New and used truck sales	$ 248,324	$ 179,121	$ 620,237	$ 562,263
Parts and service	136,095	98,805	356,452	302,271
Lease and rental	18,254	13,300	48,541	40,012
Finance and insurance	2,182	1,729	5,714	5,600
Other	986	986	4,024	3,857
Total revenue	405,841	293,941	1,034,968	914,003
Cost of products sold:
New and used truck sales	228,864	167,396	570,027	530,069
Parts and service	83,190	59,668	218,041	184,215
Lease and rental	15,590	11,756	41,461	35,273
Total cost of products sold	327,644	238,820	829,529	749,557
Gross profit	78,197	55,121	205,439	164,446
Selling, general and administrative	60,392	50,340	165,677	149,257
Depreciation and amortization	4,068	3,724	11,291	12,247
Gain (loss) on sale of assets	(5)	88	(9)	166
Operating income	13,732	1,145	28,462	3,108
Interest expense, net	1,357	1,428	4,051	4,388
Income (loss) from continuing operations before taxes	12,375	(283)	24,411	(1,280)
Provision (benefit) for income taxes	4,344	(3,271)	9,042	(4,914)
Income from continuing operations	8,031	2,988	15,369	3,634
Income from discontinued operations, net of tax	6,128	20	6,715	716
Net income	$ 14,159	$ 3,008	$ 22,084	$ 4,350

Earnings per common share - Basic:
Income from continuing operations	$ .22	$ .08	$ .41	$ .10
Net income	$ .38	$ .08	$ .59	$ .12
Earnings per common share - Diluted:
Income from continuing operations	$ .21	$ .08	$ .40	$ .10
Net income	$ .37	$ .08	$ .58	$ .12

Weighted average shares outstanding:
Basic	37,350	37,110	37,271	37,047
Diluted	38,198	37,780	38,087	37,469
CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226